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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 24 to Registration Statement No. 033-71688 of Separate Account A of Union Security Life Insurance Company of New York on Form N-4, of our report dated February 23, 2010, relating to the statements of assets and liabilities of Separate Account A of Union Security Life Insurance Company of New York as of December 31, 2009, and the related statements of operations and changes in net assets for the respective stated periods then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 30, 2010